Exhibit 99.2

News Release	Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen
415-618-8750

DineEquity, Inc. Provides Financial Performance Guidance for Fiscal 2009

Significant Cash Generation, Controlled Costs and Minimal Capital

Requirements Fuel Plans to Reduce Debt

GLENDALE, Calif., February 25, 2009 —  DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, provided financial guidance and highlighted key operational and financial benchmarks that it believes will drive the performance of its Applebee’s and IHOP businesses in fiscal 2009.

The Company expects consolidated cash from operations to range between $100 and $110 million in fiscal 2009, which is exclusive of potential cash tax payments related to refranchising efforts during the year.  Consolidated cash from operations is expected to be augmented by approximately $15 million from the structural run-off of the IHOP business unit’s long-term notes receivable in fiscal 2009.  DineEquity expects consolidated capital expenditures to range between $13 and $16 million in fiscal 2009.  In fiscal 2009, the Company expects to generate between $99 and $112 million in consolidated free cash flow (see “References to Non-GAAP Information” below).  The expected uses of free cash flow in fiscal 2009 primarily include the opportunistic retirement of the Company’s consolidated funded debt, approximately $20 million in unpaid transaction related expenses associated with the acquisition of Applebee’s and approximately $19 million in preferred stock dividend payments.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “Due to the strength of the Applebee’s and IHOP franchise systems, DineEquity generates a significant amount of cash each year to meet our obligations and comfortably run our business.  Additionally, expense control and reducing capital expenditures in line with operating highly franchised systems will be important contributors to our cash position this year.  In 2009, we plan to dedicate a portion of excess cash towards opportunistic debt retirement which we believe is a prudent step that is expected to both maximize our financial flexibility and create value for shareholders over the long-term.”

Applebee’s Revitalization and Restructuring Outlook

DineEquity expects Applebee’s company same-store sales performance to range between negative 2% to negative 5% for fiscal 2009 with domestic system-wide same-store sales expected to be similar to that of company-operated restaurants for the year.  The Company’s

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

outlook takes into account a continuing challenging consumer spending environment which is expected to be somewhat offset by Applebee’s brand and operational revitalization efforts.  In fiscal 2009, these efforts will include the roll out of new menu items throughout the year, the strategic use of promoted value offerings, a focus on improved operations execution at the restaurant level, and enhanced marketing and media strategies.  Applebee’s also expects increases in guest check average primarily as a result of modest price increases planned at company-operated restaurants somewhat offsetting expected declines in guest traffic.  The Company expects franchisees to open between 30 and 40 new Applebee’s restaurants in fiscal 2009, approximately half of which are expected to be developed in the U.S. and the balance internationally.

The Company expects to improve operating margin at Applebee’s company-operated restaurants by 50 to 150 basis points for the full year 2009 as compared to fiscal 2008 primarily by employing even greater management focus on cost control.

DineEquity continues to move forward with its plans to sell the majority of Applebee’s company-operated restaurants in fiscal 2009.  The Company’s current pipeline includes single and multiple market transactions with new and existing franchisees that could result in the sale of approximately 200 Applebee’s company restaurants this year.  The primary pacing factor for transactions moving forward is the availability of credit and other funding sources.

Continuing IHOP’s System Momentum

DineEquity expects IHOP’s system-wide same-store sales performance to range between positive 1% and negative 1% for fiscal 2009.  The Company’s outlook takes into account a continuing challenging consumer spending environment which is expected to be tempered primarily by compelling, value-oriented limited time offers to be introduced throughout the year, enhanced marketing, promotion and media strategies, improved operational execution, and a planned system-wide menu update.  IHOP expects increases in guest check average primarily due to pricing taken by franchisees to somewhat offset expected declines in guest traffic this year.  The Company expects franchisees and its Florida area licensee to open between 65 and 75 new IHOP restaurants in fiscal 2009, all but approximately 10 of which are expected to be developed in the U.S.

Disciplined Expense Management

DineEquity expects consolidated General & Administrative (G&A) expenses to range between $165 million and $175 million for fiscal 2009, including non-cash stock based compensation expense and depreciation of approximately $26 million.  G&A spending for the year reflects approximately $35 million of cumulative, multi-year cost savings primarily made possible by the sale of company-operated Applebee’s restaurants and a shared services operating structure now leveraged across the Applebee’s and IHOP businesses.  Additionally, in fiscal 2009, DineEquity will benefit from approximately $20 million worth of profit optimization and G&A savings steps taken over the past several months.

Maximizing Financial Flexibility

In addition to consolidated funded debt and financing obligation reductions made possible by refranchising activities, DineEquity expects to dedicate a portion of its free cash flow to the opportunistic retirement of the Company’s consolidated funded debt.  Profit enhancement initiatives and G&A savings achieved to date, along with disciplined G&A spending on a go-forward basis are also expected to provide a sufficient amount of financial flexibility for DineEquity to remain in compliance with its current debt covenants.

DineEquity also noted that it will recognize a 53rd operating week in fiscal 2009.

Investor Conference Call Today

The Company will host an investor conference call to discuss its fourth quarter and fiscal 2008 financial results and 2009 performance guidance today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 679-8037 and reference pass code 81027656.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through March 4, 2009 by dialing 888-286-8010 and referencing pass code 85912763.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With approximately 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the non-GAAP financial measure “free cash flow.”  The Company defines “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less capital expenditures.  Management utilizes free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities and capital expenditures.  Management believes this information is helpful to investors to determine the Company’s cash available for these purposes. Free cash flow is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.  The following table reconciles the Company’s cash provided by operating activities to free cash flow for the Company’s fiscal 2009 performance guidance:

2009 Performance Guidance
(in millions)
Cash flows from operating activities	$100-110
Receipts from long term notes receivable	15
Capital expenditures	(13)-(16)
Free cash flow	$99-112